Exhibit __99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Third Quarter 2010 Financial Results
Monday, October 25, 2010 4:15 pm EDT

Company Reports Record Revenue and Earnings for Third Quarter

HAYWARD, Calif., October 25, 2010 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the third quarter of fiscal year 2010 ended October 1, 2010.  Revenue for the third quarter was $118.5 million, an increase of 12% from the second quarter 2010 and an increase of 186.7% from the same period a year ago.  Gross margin for the third quarter was 14.5%, compared to 14.0% for the second quarter 2010 and 7.9% for the same period a year ago. The company recorded net income of $6.7 million, or $0.29 per share, compared to net income of $5.7 million, or $0.25 per share, for the second quarter 2010 and a net loss of $1.4 million, or $(0.07) per share, for the third quarter of 2009.

Cash at the end of the third quarter 2010 was $27.7 million, an increase of $4.6 million from the prior quarter.  Net inventory was $64.0 million, an increase of $8.9 million, compared to $55.1 million at the end of the second quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer stated: “In the third quarter of 2010 UCT performed well, setting all-time records in revenue and earnings per share and improving our gross margins from the second quarter.  This was a very challenging quarter for us operationally and we were able to support our customers, meeting all of their requirements.  Moving ahead to the fourth quarter we anticipate a slight decline in overall demand, partially offset by continued progress in penetrating the HB-LED market”.

Commenting on Ultra Clean’s corporate guidance, Granger noted: “Revenue guidance for the fourth quarter is $110 million to $115 million, with earnings per share in the range of $0.20 to $0.24.  Our projected earnings for the quarter include one-time employment related charges of $0.4 million.  Excluding these one-time charges, adjusted earnings per share guidance for the fourth quarter is in the range of $0.22 to $0.26.”

Ultra Clean will conduct a conference call today, Monday, October 25, 2010, beginning at 1:45 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 800-642-1687 (domestic) and 706-645-9291 (international). The confirmation number for the live broadcast and replay is 11489753 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our third quarter 2010 revenue and earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended January 1, 2010 and quarterly report on Form 10-Q for the quarter ended July 2, 2010, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share data)

	For the three months ended		For the nine months ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
Sales	$118,486	$41,324	$322,831	$86,976

Cost of goods sold	101,285	38,041	278,461	87,417

Gross profit (loss)	17,201	3,283	44,370	(441)

Operating expenses:
Research and development	1,455	771	3,951	2,435
Sales and marketing	1,861	1,027	4,923	3,222
General and administrative	5,359	3,250	15,781	12,109
Total operating expenses	8,675	5,048	24,655	17,766

Income (loss) from operations	8,526	(1,765)	19,715	(18,207)

Interest and other income (expense), net	(237)	(189)	(534)	(612)

Income (loss) before income taxes	8,289	(1,954)	19,181	(18,819)

Income tax provision (benefit)	1,592	(536)	2,980	3,702

Net income (loss)	$6,697	$(1,418)	$16,201	$(22,521)

Net income (loss) per share:
Basic	$0.31	$(0.07)	$0.75	$(1.05)
Diluted	0.29	$(0.07)	$0.71	$(1.05)

Shares used in computing net income (loss) per share:
Basic	21,891	21,419	21,702	21,363
Diluted	23,060	21,419	22,930	21,363

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	October 1,	January 1,
ASSETS	2010	2010

Current assets:
Cash and cash equivalents	$27,728	$26,697
Accounts receivable	46,554	34,787
Inventory	64,041	46,976
Other current assets	4,017	6,005
Total current assets	142,340	114,465

Equipment and leasehold improvements, net	8,333	7,450
Purchased intangibles, net	8,987	8,987
Other non-current assets	366	408
Total assets	$160,026	$131,310

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$1,702	$2,008
Accounts payable	51,094	46,098
Other current liabilities	6,072	4,948
Total current liabilities	58,868	53,054

Bank debt and other long-term liabilities	19,322	17,077
Total liabilities	78,190	70,131

Stockholders' equity
Common stock	97,682	93,226
Accumulated deficit	(15,846)	(32,047)
Total stockholders' equity	81,836	61,179
Total liabilities and stockholders' equity	$160,026	$131,310